Exhibit 5.2

September 6, 2013

Tops Holding LLC

Tops Markets, LLC

Tops Markets II Corporation

Tops Holding II Corporation

6363 Main Street

Williamsville, New York 14221

Re:	(a)	Issuance of $460,000,000 aggregate principal amount of 8.875% Senior Secured Notes due 2017 (the “2017 Exchange Notes”) by Tops Holding LLC, a Delaware limited liability company (“Tops Holding”), Tops Markets, LLC, a New York limited liability company (“Tops Markets”), and Tops Markets II Corporation, a Delaware corporation (collectively with Tops Holding and Tops Markets, the “2017 Notes Issuers”).

	(b)	Issuance of $150,000,000 aggregate principal amount of 8.750% / 9.500% Senior Notes due 2018 (the “2018 Exchange Notes” by Tops Holding II Corporation, a Delaware corporation (the “2018 Notes Issuer” and together with the 2017 Notes Issuers the “Notes Issuers”).

Ladies and Gentlemen:

We have acted as special counsel to Tops Gift Card Company, LLC, a Virginia limited liability company (“Tops Gifts”), a wholly owned subsidiary of Tops Markets which in turn is a wholly owned subsidiary of Tops Holding, with respect to the preparation and filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission relating to the issuance of (a) the 2017 Exchange Notes, (b) the full and unconditional guarantees (each a “2017 Exchange Note Guarantee” and collectively the “2017 Exchange Note Guarantees”) as to the payment of principal and interest on the 2017 Exchange Notes by Tops Gifts, Tops Holding II Corporation and Tops PT, LLC (collectively the “Guarantors”); and (c) the 2018 Exchange Notes (the 2017 Exchange Notes and the 2018 Exchange Notes being hereinafter collectively referred to as the “Exchange Notes”).

Pursuant to the terms of the Registration Statement, the Notes Issuers are offering to exchange (the “Exchange Offers”) all of the Exchange Notes for, as applicable, a like amount of their outstanding unregistered (a) 8.875% Senior Secured Notes due 2017 (the “Old 2017 Notes”), and to exchange the 2017 Exchange Note Guarantees for the outstanding unregistered full and unconditional guarantees as to the payment of principal and interest on the Old 2017 Notes by Tops Gifts and Tops PT, LLC (the “Old 2017 Note Guarantees”); or (b) 8.750% / 9.500% Senior Notes due 2018 (the “Old 2018 Notes”, and, together with the Old 2017 Notes, the “Old Notes”). The Exchange Notes and the 2017 Exchange Note Guarantees will be registered under the Securities Act of 1933, as amended (the “Securities Act”), as set

Tops Holding LLC

Tops Markets, LLC

Tops Markets II Corporation

Tops Holding II Corporation

September 6, 2013

forth in the prospectus forming a part of the Registration Statement (the “Prospectus”) and will be issued upon consummation of the Exchange Offers. The Old 2017 Notes and the Old 2017 Note Guarantees were, and the 2017 Exchange Notes and the 2017 Exchange Note Guarantees will be, issued pursuant to an indenture, dated as of December 20, 2012, as amended and supplemented by the First Supplemental Indenture dated as of May 15, 2013 and the Second Supplemental Indenture dated as of August 20, 2013 (as amended and supplemented, the “2017 Notes Indenture”), among the 2017 Notes Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Old 2018 Notes were, and the 2018 Exchange Notes will be, issued pursuant to an indenture, dated as of May 15, 2013, between the 2018 Notes Issuer and the Trustee (the “2018 Notes Indenture” and, together with the 2017 Notes Indenture, the “Indentures”).

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In rendering the opinions set forth herein, we have examined and relied upon originals or copies of the following (collectively being hereinafter referred to as the “Opinion Documents”), each of which is dated as of the date hereof (unless otherwise noted below):

(a)	The Indentures;

(b)	Notations of Guarantee dated as of December 20, 2012 signed by Tops Gift and Tops PT, LLC in connection with the 2017 Notes Indenture (the “Notations of Guarantee”); and

(c)	a specimen of the 2017 Exchange Notes to be signed by Tops Gift.

For purposes of rendering the opinions set forth herein, we have examined the above-referenced documents, and such questions of law as we have deemed necessary or appropriate. In addition, as to various matters of fact relevant to the opinions herein expressed, we have, with your knowledge and permission, reviewed, assumed the correctness of and relied upon the statements of fact and representations contained in (a) the Registration Statement, (b) the Prospectus, (c) the Opinion Documents, (d) the registration rights agreement dated December 15, 2012 by and among the 2017 Notes Issuers, the guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated; and (e) the registration rights agreement dated May 15, 2013 by and between the 2018 Notes Issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In addition, for purposes of rendering the opinions set forth herein, we have further relied upon certificates of Tops Gifts and its officers, and on (a) the following certificates of public officials and (b) the “Opinion Certificate” (hereinafter defined):

(i)	Copy of Tops Gifts’ Articles of Organization (the “Articles of Organization”) certified in the Opinion Certificate;

Tops Holding LLC

Tops Markets, LLC

Tops Markets II Corporation

Tops Holding II Corporation

September 6, 2013

(ii)	A good standing certificate issued by the Virginia State Corporation Commission (the “VA SCC”) and dated September 5, 2013 indicating that as of such date Tops Gifts is in good standing with the VA SCC (the “Good Standing Certificate”);

(iii)	A certificate of Tops Gifts (the “Opinion Certificate”) certifying as true and correct:

(A) an attached copy of the Articles of Organization of Tops Gifts (the “Articles of Organization”);

(B) an attached copy of the Operating Agreement of Tops Gifts (the “Operating Agreement”);

(C) an attached copy of a Membership Certificate dated October 3, 2008 showing Tops Markets to be the sole member of Tops Gifts (the “Membership Certificate”); and

(D) an attached copy of resolutions of Tops Gifts’ Board of Directors, relating to the execution and delivery of the Opinion Documents and the consummation of the transactions contemplated thereunder.

In basing the opinions and other matters set forth herein on “our knowledge,” “best of our knowledge,” or the like we mean the actual knowledge of facts, without investigation, by any of the lawyers currently with this firm who have given substantive attention to legal representation of Tops Gifts in connection with matters relating directly to the Opinion Documents. However, we have not undertaken any independent investigation to determine the existence or absence of any such matter, and no assurance is provided, nor shall any inference be drawn from any opinion expressed herein, that the scope of any such investigation or review would be sufficient to obtain knowledge of any fact or circumstance inconsistent with an opinion expressed herein that is qualified by the phrase “to our knowledge,” or as to the adequacy or reasonableness of the scope of any such investigation or review for the purpose of rendering such an opinion.

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Based upon the foregoing and subject to the further assumptions, qualifications and limitations contained in this opinion letter, we are of the opinion that:

1.	Based solely on the Articles of Organization, the Good Standing Certificate, the Operating Agreement, the Membership Certificate and the Opinion Certificate, Tops Gifts is a duly organized Virginia limited liability company.

2.	Based solely on the Good Standing Certificate, Tops Gifts is validly existing under the laws of the Commonwealth of Virginia.

Tops Holding LLC

Tops Markets, LLC

Tops Markets II Corporation

Tops Holding II Corporation

September 6, 2013

3.	Tops Gifts has limited liability company power and authority to enter into and perform its obligations under each of the Exchange Documents to which it is a party.

4.	The 2017 Notes, the Notations of Guarantee, and the 2017 Indenture have each been duly authorized, executed and delivered by Tops Gifts.

5.	The execution and delivery of the Opinion Documents by Tops Gifts and the performance by Tops Gifts of its obligations thereunder in accordance with their terms and the consummation of the transactions contemplated thereby do not contravene any applicable provisions of (a) Law (as defined herein), (b) the Articles of Organization or Operating Agreement, or (c) to our knowledge, constitute, in any material respect, a breach of or default under any agreement or other instrument known to and reviewed by us to which Tops Gifts is a party, which breach or default would have a material and adverse effect upon the financial condition or results of operations Tops Gifts.

6.	No consent, approval, order or authorization of, or filing with, any governmental authority of the Commonwealth of Virginia is required for the signing, delivery and performance by Tops Gifts of its obligations under the Opinion Documents.

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I. In rendering the opinions set forth above, we have, with your knowledge and permission, made the following general assumptions:

(a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the Opinion Documents and instruments submitted to us as originals, and the conformity to authentic original Opinion Documents and instruments of all Opinion Documents and instruments submitted to us as certified, conformed, photostatic or facsimile copies;

(b) that each party to the Opinion Documents (other than Tops Gifts) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is properly qualified to do business in all jurisdictions in which the business conducted by it makes qualification necessary;

(c) that each party to the Opinion Documents (other than Tops Gifts) has all requisite power and authority to execute and deliver, and to perform its obligations under, each of the Opinion Documents to which it is a party, and has duly authorized, executed and delivered each of the Opinion Documents, as applicable;

Tops Holding LLC

Tops Markets, LLC

Tops Markets II Corporation

Tops Holding II Corporation

September 6, 2013

(d) that the Opinion Documents constitute legal, valid and binding obligations of each party thereto, as applicable, enforceable against each such party in accordance with their respective terms;

(e) All documents submitted to us as originals are authentic, all documents submitted to us as certified, photostatic, electronic or facsimile copies are accurate and complete and conform to the original document and all signatures on each such document submitted are genuine, and each document issued or certified by a public authority is accurate, complete and authentic;

(f) There has not been any mutual mistake of fact, mutual misunderstanding, fraud, duress or undue influence, and the conduct of the parties with respect to the Opinion Documents has complied with any applicable requirements of good faith, fair dealing, and conscionability;

(g) There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealings among the parties that would, in either case, define, supplement or qualify the terms of the Opinion Documents;

(h) All certificates (including the Opinion Certificate) and other statements, documents, records, financial statements and papers reviewed by us are factually accurate and complete, and all representations, warranties, schedules and exhibits contained in the Opinion Documents, with respect to the factual matters set forth therein, are accurate and complete; and

(i) Each party to any of the Opinion Documents has received sufficient consideration and value in return for its execution and delivery thereof and its obligations and collateral grants thereunder and would not be rendered insolvent thereby.

II. The opinions set forth above are subject to the following limitations and qualifications:

(a) We express no opinion of any kind as to the enforceability of any provisions of the Opinion Documents.

(b) We express no opinion as to the availability of any equitable or self-help remedy in the event of a breach of any of the Opinion Documents or as to the right of any holder of the Notes to exercise remedies available to it upon the happening of a non-material breach under any of the Opinion Documents.

(c) We express no opinion herein with respect to (i) the existence, condition, location or ownership of, or title to, any Collateral or other property (ii) the priority of any security interest or other lien pertaining to the Collateral; (iii) the enforceability of any security interests in the Collateral and (iv) the perfection or effect of perfection, of any security interests in the Collateral.

Tops Holding LLC

Tops Markets, LLC

Tops Markets II Corporation

Tops Holding II Corporation

September 6, 2013

(d) For purposes of our opinions set forth in Paragraph 5 above, the term “Law” means those laws and regulations of the Commonwealth of Virginia, which in our experience, are generally applicable to transactions of the type contemplated by the Opinion Documents.

(e) We express no opinion as to whether (i) the security laws of the United States, the Commonwealth of Virginia, or any other state apply to the Opinion Documents, or (ii) any filing(s) or approvals are required thereunder.

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Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

This opinion is based solely upon, and limited to matters involving, (a) the laws of the Commonwealth of Virginia; and (b) the federal laws of the United States of America and we do not express any opinions as to the laws of any other jurisdiction. Without limiting the foregoing, we note that this opinion does not cover any laws or regulations of any jurisdiction pertaining to (a) antitrust, (b) environmental protection and pollution, (c) labor and employee rights (including pensions and benefits), (d) occupational health and safety, (e) patent and intellectual property, (f) real estate, land use, zoning, building and construction, (g) securities regulation, (h) utility regulation, (i) taxation, or (j) laws and regulations of any municipality, county or similar local political subdivision or agency or instrumentality of the Commonwealth of Virginia.

This opinion is solely for the benefit of the addressees hereof (and their respective successors and permitted assigns and participants) and their legal counsel in connection with the execution and delivery of the Opinion Documents and the filing of the Registration Statement, and may not be used for any other purpose. This opinion may not be relied upon in any manner by any other Person and may not be disclosed, quoted, or filed with a governmental agency (unless required by applicable statute, regulation or judicial order) without our prior written consent, except that copies of this opinion may be provided to the addressees’ counsel and accountants.

Respectfully submitted,

/s/ Squire Sanders (US) L.L.P.